FIRST ENTERTAINMENT, INC.
                         1380 Lawrence Street, Suite 1400
                                   Denver, Colorado 80204


                                PROXY STATEMENT

                           SPECIAL MEETING OF SHAREHOLDERS
                             TO BE HELD ON AUGUST 25, 1997


                              INTRODUCTORY STATEMENT

This Proxy Statement and accompanying Proxy are furnished in connection with a solicitation of Proxies by the Board of First Entertainment, Inc. (the Company) for use at the Special Meeting of Shareholders of the Company, to be held at the Comedy Works, 1226 15th Street, Denver, Colorado, on August 25, 1997, at 10:00 a.m., local time, for the purposes set forth in the accompanying Notice of Special Meeting of Shareholders.

Shareholders of record at the close of business on July 18, 1997 will be entitled to receive notice of and to vote at the meeting. Each share of common stock is entitled to one vote for each matter submitted to a vote at the meeting. Shares represented by executed and unrevoked Proxies will be voted in accordance with the specifications made thereon. If the enclosed form of Proxy is executed and returned, it nevertheless may be revoked by giving another Proxy or by letter or telegram directed to the Company. Any such revocation must show the shareholder's name and must be received prior to the commencement of the meeting in order to be effective. Additionally, any shareholder attending the meeting in person, who wishes to do so, may vote by ballot at the meeting, thereby canceling any Proxy previously given. Where no instructions are indicated, Proxies will be voted FOR the nominees for directors indicated below and FOR the proposals to be considered at the Special Meeting or any adjournment thereof. Proxy materials will be mailed to shareholders of record on or about July 22, 1997.

                 VOTING SECURITIES, PRINCIPAL HOLDERS AND SECURITY
                       OWNERSHIP OF MANAGEMENT

The approval of each of the proposals set forth in this Proxy Statement requires the affirmative vote of a majority of the shares actually voted on such proposal, except that the amendment to the Company's Articles of Incorporation requires the affirmative vote of a majority of shares entitled to be voted at the Meeting.

All voting rights are vested exclusively in the holders of the Company's $.008 par value common stock, with each share entitled to one vote. Only shareholders of record at the close of business on July 18, 1997 are entitled to notice of and to vote at the meeting and any adjournment thereof. As of March 30, 1997, the Company had 5,879,213 shares of common stock outstanding.

The following sets forth the number of shares of the Registrant's $0.008 par value common stock beneficially owned by (I) each person who, as of March 30, 1997, was known by the Company to own beneficially more than five percent (5%) of its common stock, (ii) the individual Directors of the Registrant, and
(iii) the Officers and Directors of the Registrant as a group.


Name and Address            Amount and Nature                   Percent of
of Beneficial Owner          of Beneficial Ownership(1)(2)       Class


Balzac, Inc.                          1,100,000                  18.7%
200 Fifth Ave. Suite 617
New York, N.Y. 10010

A. B. Goldberg                      (3)  29,213                    .5%
1380 Lawrence Street, Suite 1400
Denver, CO  80204

Cindy Jones                               2,500                    .1%
1380 Lawrence Street, Suite 1400
Denver, CO  80204

Nick Catalano                             5,000                    .1%
189-32 44th Avenue
Flushing, NY  11358

Dr. Theodore Jacobs                      69,739                   1.2%
1380 Lawrence Street, Suite 1400
Denver, CO  80204

Burt Katz                            (4)195,089                   3.4%
1380 Lawrence Street, Suite 1400
Denver, CO  80204

Officers and Directors                  301,541                   5.2%
as a Group (6 persons)


    (1) All ownership is beneficial and of record except as specifically indicated otherwise.

    (2) Beneficial owners listed above have sole voting and investment power with respect to the shares shown unless otherwise indicated.

 (3) Include shares owned by Nannette Goldberg, wife of A.B. Goldberg, a Director of the Company, and shares owned by his mother and two children. There are no stock options issued or outstanding to A. B. Goldberg.

 (4) Includes shares owned by the wife and children of Burt Katz.

      INFORMATION REGARDING THE COMPANY AND INCORPORATION BY 	REFERENCE

This proxy statement is accompanied by a copy of its latest Annual Report and Form 10-QSB as of March 31, 1997. The Company hereby incorporates by reference its latest annual report on Form 10-KSB and all other reports since the end of the Company's fiscal year filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended.

                    ACTION TO BE TAKEN UNDER THE PROXY

Proxies in the accompanying form that are properly executed and returned will be voted at the Special Meeting in accordance with the instructions thereon. Any proxy upon which no instructions have been indicated with respect to a specific matter will be voted as follows with respect to such matter: (a)
FOR the election of the three (3) persons named in this Proxy Statement as Management's nominees for election to the Board of Directors; (b) "FOR" the ratification and approval of the Company's prior acquisition of Global
Internet Corporation, a Delaware corporation;    FOR amendment to the
Company's Articles of Incorporation to increase the number of authorized common shares from 6,250,000 shares at $.008 par value to 50,000,000 shares at $.008 par value; (d) "FOR" the ratification of BDO Seidman, LLP as the Company's independent public accountants; and (e) FOR the transaction of any other business to come before the Meeting, in the discretion of the holders of such Proxies.

Management knows of no other matters, other than those stated above, to be presented for consideration at the Meeting. If, however, any other matters properly come before the Meeting, the persons named in the enclosed proxy intend to vote such proxy in accordance with their judgement on such matters. The persons named in the enclosed proxy may also, if they deem it advisable, vote such proxy to adjourn the Meeting from time to time.

                      ELECTION OF DIRECTORS

It is proposed that three (3) Directors be elected to the Board of Directors of the Company, each such Director to hold office until the next annual meeting of shareholders or until their successors are elected and qualified. All three of the nominees are current directors. The nominees for the Board of Directors are as follows:

Abraham "A.B." Goldberg has been employed by First Films as Executive Producer and Financial Consultant since January 1987. Mr. Goldberg served as Executive Producer for "Almost Blue" and "The Amityville Curse." In addition, he served as Executive Producer for "Mind Killer," "Night Vision" and "Lone Wolf." Mr. Goldberg has been an independent consultant and has advised several film companies, beginning in 1977 with Innovations/ECA, which produced "The Buddy Holly Story" starring Gary Busey and "Under The Rainbow" starring Chevy Chase and Carrie Fisher. He also advised Robert Halmi Productions, a New York-based production company which was merged with Hal Roach Studios and later acquired by Quintex Entertainment. Mr. Goldberg served as President of Harvard Financial Group, an independent investment consulting firm, from November 1976 through April 1982. Since April 1982, Mr. Goldberg has consulted with a variety of businesses, including First Films. Mr. Goldberg earned a Bachelor's Degree in Finance from the University of Colorado, Boulder, Colorado in 1969 and attended the University of Denver College of Law. Mr. Goldberg was elected President and Chief Executive Officer in February 1995.

Dr. Nick Catalano is presently serving in his twenty-fourth year as professor of English Literature, Communications and music at Pace University, New York City. He is also the University's director for the Performing Arts. Over the past several years, he has been a writer/producer for several television network shows, including The Bill Cosby Show, PBS documentaries, Doug Hennings' The World of Illusion, and TV specials for Richard Belzer on HBO. Dr. Catalano has produced travelogue videos for Video Trips on Greece, the Greek Islands, Utah, St. Martin and is currently completing the Hamptons. In addition, he is the founder of "The Big Apple Comedy Showcase" at Pace University, now in its 18th year. It is the oldest college comedy series in the country.

Dr. Theodore Jacobs, M.D. graduated from New York Medical College in 1955 where he was honored by achieving the highest award to a graduating medical student. Dr. Jacobs was Board Certified in Internal Medicine in 1962 and Re-Certified in 1977. Since 1963, Dr. Jacobs has worked in private practice in Internal Medicine in an office in Las Vegas, Nevada. Dr. Jacobs has served as a member of the Nevada State Board of Medical Examiners, serving for fifteen years as president from 1980 to 1995. Dr. Jacobs is currently a Clinical Professor of Medicine, University of Nevada School of Medicine and Member, Advisory Board to the Dean of the School of Medical Sciences, University of Nevada/Reno. Dr. Jacobs is a member of the Board of Directors of Nevada Dance Theater, Las Vegas Symphonic and Chamber Music Society and the Nevada Opera Theater. Dr. Jacobs has received numerous awards for outstanding achievement and contributions to his profession and community. Dr. Jacobs was a member of the Board of Directors of Power Media Communications International, Inc.

It is the intention of the persons named in the accompanying form of Proxy to vote such Proxy FOR the election of the persons listed below, unless shareholders specifically indicate in their Proxies that they desire to abstain from voting for the electing of certain Directors to office. The Board of Directors does not contemplate that any nominee will be unable to serve as a Director for any reason, but if that should occur prior to the meeting, the Board of Directors reserves the right to substitute another person(s) of their choice as nominee(s). Each nominee must be approved by an affirmative vote of a majority of the quorum of the shares present and entitled to vote at the Special Meeting of Shareholders. The Board of Directors recommends that shareholders vote FOR the election of each nominee.

                                          VOTING

Pursuant to the terms of the Company's Articles of Incorporation every shareholder voting for the election of directors is entitled to one vote for each share. A shareholder may vote each share once for one nominee to each of the director positions being filled. A shareholder may not accumulate votes.

The Board of Directors intends to vote the Proxies solicited by it (other than Proxies in which the vote is withheld as to one or more nominees) for the three candidates standing for election as directors nominated by the Board of Directors. If any nominee is unable to serve, the shares represented by all valid Proxies will be voted for the election of such substitute as the Board of Directors may recommend. At this time the Board of Directors knows of no reason why any nominee might be unavailable to serve.

                BOARD OF DIRECTORS MEETINGS AND COMMITTEES

With the exception of the Compensation Committees established solely to administer its compensation plan to third parties (which does not include Company executives) under its Forms S-8 registration, the Company has no committees of the Board of Directors. All members of the Board of Directors of the Company acted as the Executive Compensation Committee, participated in deliberations and made decisions concerning executive officer compensation during the course regular Board Meetings. This Compensation Committee, which is composed of all of the members of the Board of Directors, had fourteen meetings or consents in lieu of meetings during the fiscal year ended December 31, 1996. No incumbent director of the Company attended fewer then seventy-five percent (75%) of total meetings of the Board of Directors. The Board of Directors conducted fourteen meetings during the fiscal year ended December 31, 1996.

The Directors and Executive Officers of the Company, their ages and present positions held in the Company are as follows:

 Name                     Age        Position Held

 A. B. Goldberg           50      Director         April 1993 to present
                                  President and    Commencing February 1995
                                  Chief Executive
                                   Officer

 Dr. Theodore Jacobs      66      Director        November 1996 to present

 Dr. Nick Catalano        56      Director        March 1992 to present

Burt Katz                 72      Director        December  1994 to June 30

 Cindy Jones              42      Secretary and    April 1994 to present
                                   Treasurer


The Company's Directors will serve in such capacity until the next annual meeting of the Company's shareholders and until their successors have been elected and qualified. The officers serve at the discretion of the Company's Directors. There are no familial relationships among the Company's officers and directors, nor are there any arrangements or understanding between any of the directors or officers of the Company or any other person pursuant to which any officer or director was or is to be selected as an officer or director.

Compliance with Section 16(a) of the Securities Exchange Act of 1934.

Section 16(a) of the Securities Exchange Act of 1934 (the "34 Act") requires the Company's officers and directors and persons owning more than ten percent of the Company's Common Stock, to file initial reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC"). Additionally, Item 405 of Regulation S-K under the 34 Act requires the Company to identify in its Form 10-KSB and proxy statement those individuals for whom one of the above referenced reports was not filed on a timely basis during the most recent fiscal year or prior fiscal years. Given these requirements, the Company has the following report to make under this section: None of the current officers and directors who were required to file Forms 3,4, or 5 during the last fiscal year filed such forms on a timely basis. All such persons have now filed the appropriate forms and have been counseled as to their responsibilities for such filings. The Company has implemented a program to ensure timely future filing of such forms.

EXECUTIVE ENUMERATION

Summary Compensation Table

 Only one executive officer received cash compensation in excess of $100,000 during the fiscal year ended December 31, 1996 and 1995. Compensation does not include minor business-related and other expenses paid by the Company for its officers during fiscal year 1996 and 1995, nor the personal usage of a Company automobile. Such amounts in the aggregate do not exceed $10,000. The Company's Chief Executive Officer, A.B. Goldberg received compensation of $96,000, $53,800 and $16,100 for 1996, 1995 and 1994, respectively.

From time to time, the Company has granted shares of its common stock as additional compensation to its offices and key employees for their services, as determined by the Company's Board of Directors. During 1996 and 1995, no shares were granted to officers or key employees.

As of December 31, 1996, the Company had no group life, health, hospitalization, medical reimbursement or relocation plans in effect which discriminates, in scope, terms, or operation, in favor of officers or directors of the Company and that are not generally available to all salaried employees. Further, the Company has no pension plans or plans or agreements which provide compensation on the event of termination of employment or change in control of the Company.

The Company does not pay members of its board of Directors any fees for attendance or similar remuneration, but reimburses them for any out-of-pocket expenses incurred by them in connection with Company business.

SHAREHOLDER RATIFICATION AND APPROVAL OF ACQUISITION

Summary of the Acquisition

The following is a brief summary of certain information concerning the Acquisition. The summary is not intended to be complete, and shareholders who may have further questions are urged to ask the management of the Company.

The Parties.

    First Entertainment, Inc., a Colorado corporation (the Company), and Global Internet Corporation., a Delaware corporation (Internet), and its principal shareholder, Global Casinos, Inc., a public Utah corporation, are the parties to the transaction. Internet principal offices are located at 295 Clayton Street, Suite 208, Denver, Colorado 80206. The phone number is (303)- 377-2278.

The Terms.

This transaction was planned as a purchase such that Internet became a subsidiary of the Company and the former shareholders of Internet would thereby own approximately 4.7%of the Company. This transaction has been accounted for as a purchase. At the present time, approximately 50% of the shares of Internet has been exchanged for approximately 30,000 shares of Class B Convertible Preferred stock of the Company that is convertible into 375,000 common shares.

The present exchange has given the Company effective control of Internet, and the current control shareholders of Internet are now affiliates of the Company.

The Company has decided to engage in the transaction with Internet to broaden the asset base and increase the value of the Company's shares as a result of acquiring a potentially profitable business. None of the rights of any securities holders will be affected by this transaction. The securities of the Company which have been issued in this transaction are Class B preferred shares. It is probable that the Class B shareholders will elect to convert their shares into common shares of the Company, which will have the same rights and privileges as all other common shares but will be restricted securities under the Securities Act of 1933, as amended. To obtain conversion of the Class B preferred shares into common shares, the Company must obtain the approval of the shareholders to increase its authorized common shares and must file Articles of Amendment with the Secretary of State of Colorado. While the Class B preferred shares have been issued, the filing for additional common shares must await the approval of the shareholders to the increase in authorized common shares. Representatives of the Company's accounting firm for the most recent fiscal year are expected to be present at the shareholders' meeting, will have the opportunity to make a statement if they so desire, and are expected to be available to respond to appropriate questions.

As far as the Company's common share are concerned, both the high and low bid prices as of the date preceding public announcement of the transaction were $1.06.

Global Internet Corporation

Global Internet Corporation (Internet) was incorporated in June 1996, for the purpose of developing a virtual casino to provide gambling on the Internet. Internet's operations will eventually be based offshore and Internet will focus its attention on creating a worldwide market.

Narrative Description of the Business

In June 1996, Internet entered into a Web Site Development and Maintenance Agreement with DDB Needham Interactive Communications ("DDB"), whereby DDB, with the assistance of Electronic Data Systems Corporation ("EDS") as a subcontractor, agreed to develop a Virtual Internet Casino. During November 1996, the June Agreement was superseded with a new agreement.

The agreement outlines a two-phase Web Site development program. Under Phase 1, the agreement calls for the development of five non-commercial gaming sites: black jack, poker, roulette, slot machines and keno. At these sites, players would be able to use fictitious money to play against the house or to enter tournaments in which top place finishers would win prizes. The purpose of Phase 1 is to have a fully operational test site where the application can be debugged while a customer base is being developed. This Phase will be less complex because actual commerce on the Internet will not be involved. In Phase 2, the site will act as a Virtual Casino and Internet will generate revenue as a percentage of the money gambled.

Under Phase 1, there will be development of a virtual Internet casino with five non-commercial gaming sites. During this Phase, the user will be playing directly against the dealer. The web Site will be very visual and will simulate as many aspects associated with a live casino experience as possible. Once the user is connected to the Game Server, the Game Server will tell the user which card, number and suit, or symbol to display. Based on this interplay, the user will win, lose or draw.

Phase 1 will require DDB to develop a proprietary connection on the Internet. This will enable players to have a continuous interactive connection with the Server. The rapid response time and percentage decrease in inadvertent disconnection's between the User and the Server will be a deciding factor in the success of this Phase.

Phase 1 will be hosted in the Piano WebRANCH ( an existing high viability web site) for four (4) months to de BETA testing of the games. During this time Internet will allow players to "gamble" with "fun money". Internet plans to promote the Web Site to advertisers based on the number of hits at the Web Site. During this period, Internet plans to conduct tournaments that will offer prizes from advertisers based on criteria such as highest number of points, top fifty players, or most wins. Because an advertiser is interested in capturing demographic information about the user and certain users are unwilling to enter this information, it is anticipated that the games will be run under two difference levels in Phase 1. Level one will allow anybody to play for free and will not require the user to enter any demographic information. Level 2 will allow players to compete in "tournaments" and against the house. This Phase will require the user to enter all the appropriate demographic information. Internet believes that by offering this multi-level virtual casino experience it will be able to gain a better penetration into the marketplace.

Phase 2 will include the development of multi-player games, commercial gaming sites and remote hosting. Under Phase 2 it will be possible for players to reserve a table and play against the dealer with their own friends. During Phase 2, Internet's primary source of revenue will be a percentage of the actual money gambled. In addition, Internet will seek advertising revenue by selling the demographic information obtained from its players or by offering advertising space on the Web Site. Internet envisions designing advertising space that would be similar to the shops at the forum at Caesar's Palace Hotel and Casino.

The agreement with DDB provides that Internet will own all proprietary rights to the software and the underlying technology.

Internet has not been subject to any bankruptcy, receivership or similar proceeding.

Backlog

At March 31, 1997, Internet had no backlogs.

Employees

At as of the date hereof, Internet had approximately two full-time employees all of whom were in management. Internet's employees are not represented by any union or collective bargaining group, and there is no history of any labor problems, or disputes. Internet has the human resources at present to fulfill its current business plan but expects to hire additional employees in the future for expansion of its operations in the ordinary course of business..

Financial Statements

Enclosed are the audited financial statements of Internet for the fiscal year ended December 31, 1996 and unaudited financial statements for the three months ended March 31, 1997.

To the Board of Directors
Golbal Internet Corporation
Denver, Colorado


                                Independent Auditor's Report

I have audited the accompanying balance sheet of Global Internet Corporation (A Development Stage Company) as of December 31, 1996, and the related statements of operations, changes in stockholders' deficiency, and cash flows for the period June 4, 1997 (Inception) through December 31, 1996. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audit.

I conducted my audit in accordance with generally accepted auditing standards. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Global Internet Corporation (A Development Stage Company) as of December 31, 1996, and the results of its operations and its cash flow for the year then ended in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered losses from operations and has a net capital deficiency, which raise substantial doubt about its ability to continue as a going concern. Additionally, the Company has entered into a Web Site and Development and Maintenance Agreement with an unaffiliated third party which requires the Company to place into escrow approximately $1,040,000 to fund the development of the software necessary for th4e Company to commence its business plan. Should the Company be unsuccessful in obtaining the funds necessary to meet the escrow requirements by September 15, 1997, the Web Site Development and Maintenance Agreement shall terminate and the contractual relationship between the parties will end. Accordingly, the Company would have to explore other avenues of developing its business plan. As further discussed in Note 1 to the financial Statements, the majority stockholder of the Company has entered into an Agreement and Plan of Reorganization with First Entertainment Incorporated whereby through an exchange of securities, the Company will become a majority owned subsidiary of First Entertainment Incorporated. First Entertainment Incorporated is a publicly traded entity whose auditors modified their latest report citing uncertainty if First Entertainment Incorporated to continue in existence as a going concern. As further discussed in Note 1, the financial statement, the Company's business plan encompasses creating software aimed at developing a virtual casino to provide gambling on the Internet. There are no assurances that the Company will receive the necessary permits and or licenses form the various federal, state, local or international authorities that will allow the Company to commence and implement its business plan. Management's plans regarding these matters also are described in Note 1. The finaciail statements do not include any adjustments that might result from the outcome of these uncertainties.


Gerald R. Hendricks & Company. P.C.
May 21, 1997





GOBAL INTERNET COPORATION
(A DEVELOPMENT STAGE COMPANY)
BALANCE SHEETS

ASSETS

                                             December 31,          April 30,
                                                   1996               1997
 (Unaudited)
CURRENT ASSETS:
 Cash and cash equivalents                  $     68,918         $       4
Total current assets                              68,918                 4
--------------------------------------------------------------------------
PROPERTY AND EQUIPMENT, net                          607             2,670


                                            $     69,525        $    2,674
============================================================================


LIABILITIES AND STOCKHOLDERS' DEFICIENCY

CURRENT LIABILITIES:
 Convertible note-related party              $   325,000          $357,000
   Accounts payable-
     Third part                                   83,648             5,383
     Related party                                48,849            40,056
 Accrued expenses-related parties
     Salaries                                     68,000           136,000
        Interest                                   6,000            17,000
---------------------------------------------------------------------------
   Total current liabilities                     531,497           555,439


COMMITMENT  AND CONTINGENCY

STOCKHOLDERS' DEFICIENCY:
 Preferred stock, $.01 par value,
  5,000,000 shares authorized, none is
   Common stock, $.001 par value,
     10,000,000 shares authorized, 2,985,000
      issued and outstanding                      2,985              2,985
  Additional paid-in capital                     11,940             11,940
  Deficit accumulated during the
   development stage                           (476,897)          (567,690)
----------------------------------------------------------------------------
                                               (461,972)          (552,765)
----------------------------------------------------------------------------
                                            $    69,525         $    2,674
============================================================================

The accompanying notes are an integral part of these financial statements.

GOBAL INTERNET COPORATION
(A DEVELOPMENT STAGE COMPANY)
STATEMENTS OF OPERATIONS




                                                                  Cumulative
                                                                  Inception
                              For the Seven      For the Four   (June 4, 1996)
                              Months Ended       Months Ended        To
                              December 31,       April 30,       April 30,
                                 1996             1997             1997
                                                (Unaudited)    (Unaudited)


INTEREST INCOME           $      1,132        $        90        $  1,222
--------------------------------------------------------------------------
OPERATING EXPENSES:
 Research and development      292,507                 -          292,507
 Professional fees-
  Third party                      860                 -              860
  Related parties               96,103               688           96,791
 Salaries - related
  parties                       68,000            68,000          136,000
 Interest - related
  parties                        6,000            11,000           17,000
 Marketing                       4,030                75            4,105
 Travel and entertainment        3,983             2,437            6,420
 Telephone and
  communications                 2,935             2,755            5,690
 Deprecation                         -                 2              250
 Other                           3,611             5,678            9,289
--------------------------------------------------------------------------
                               478,029            90,883          568,912
--------------------------------------------------------------------------


   NET LOSS               $   (476,897)      $   (90,793)    $   (567,690)
===========================================================================

NET LOSS PER COMMON
 SHARE                   $        (.16)      $      (.03)    $       (.19)
==========================================================================
WEIGHTED AVERAGE NUMBER
 OF SHARES OUTSTANDING        2,985,000        2,985,000        2,985,000
==========================================================================

[CAPTION]
The accompanying notes are an integral part of these financial statements.

GOBAL INTERNET COPORATION
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF CHANGES IN STOCKHOLDERS' DEFICIENCY


                                                             Deficit
                                                             Accumulated
                                                Additional   During the
                         Class A Common Stock   Paid-in      Development
                       Shares    Amount         Capital      Stage      Total

BALANCE, June 4,
 1996, (Inception)          -   $     -	     $       -      $     -   $      -

 Shares issued for
  cash at  $.005 per
   share            2,985,000     2,985        11,940            -     14,925

 Net loss for
  the period                -         -             -     (476,897)  (476,897)
------------------------------------------------------------------------------

BALANCE, December
 31, 1996           2,985,000     2,985        11,940     (476,897)  (461,972)

Net loss for
 the period                 -         -             -      (90,793)   (90,793)

BALANCE, April
 30, 1997
  (Unaudited)       2,985,000  $  2,985    $   11,940 $   (567,690) $(552,765)

The accompanying notes are an integral part of these financial statements.

GOBAL INTERNET COPORATION
(A DEVELOPMENT STAGE COMPANY)
STATEMENTS OF CASH FLOWS


                                                                    Cumulative
                                                  For the Four      Inception
                                 For the Seven       Months     (June 4, 1997)
                                 Months Ended        Ended             To
                                 December 31,       April 30,     April 30,
                                    1996             1997            1997
                                                 (Unaudited)     (Unaudited)

CASH FLOW FROM OPERATING
  ACTIVITIES:
   Net loss                  $   (476,897)     $    (90,793)   $    (567,690)
------------------------------------------------------------------------------
  Adjustments to reconcile
  net loss to net cash
   used in
    operating activities:
    Deprecation                         -               250              250
    Change in liabilities:
  Increase (decrease)
   in accounts payable            132,497           (87,058)          45,439
  Increase in accrued
 expenses                          74,000            79,000          153,000
------------------------------------------------------------------------------
                                  206,497            (7,808)         198,689
------------------------------------------------------------------------------

NET CASH USED IN OPERATING
  ACTIVITIES                     (270,400)          (98,601)        (369,001)
------------------------------------------------------------------------------

CASH FLOWS FROM INVESTING
  ACTIVITIES:
   Purchase of property
     and equipment                   (607)           (2,313)          (2,920)
------------------------------------------------------------------------------

NET CASH USED IN
  INVESTING ACTIVITIES               (607)           (2,313)          (2,920)
------------------------------------------------------------------------------

CASH FLOW FROM FINANCING
  ACTIVITIES:
   Proceeds from
    convertible note              325,000            32,000          357,000
   Issuance of common
     stock for cash                14,925                 -           14,925

NET CASH PROVIDED BY
  FINANCING ACTIVITIES            339,925            32,000          371,925
-----------------------------------------------------------------------------

NET INCREASE (DECREASE)
 IN CASH                           68,918           (68,914)               4

CASH AND CASH EQUIVALENTS,
 Beginning                              -            68,918                -
------------------------------------------------------------------------------

CASH AND CASH EQUIVALENTS,
 Ending                      $     68,918         $       4        $       4
==============================================================================



The accompanying notes are an integral part of these financial statements.

[CAPTION]
GLOBAL INTERNET CORPORATION
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
(Financial data at April 30, 1997 and for the four month period ended April 30, 1997 is unaudited)


1. Organization and Business Activity

  The Company

 Global Internet Corporation (the Company) was incorporated in the State of Delaware on June 4, 1996. The Company is in the development stage and development stage activities have consisted of raising equity and debt capital and research and development activities aimed at developing a virtual casino to provide gambling on the Internet. Global Casinos, Inc. (Global) owns
58.6% of the Company's outstanding common stock.

 During the period ended December 31, 1996, the Company received $14,925 of equity financing in cash and $325,000 in debt financing from Global through the issuance of a 10% note, due October, 1997. In February 1997, the Company received an additional $32,000 in debt financing from Global. The Company is attempting to raise additional equity capital. As further discussed in Note 6, the Company has entered into a Web Site Development and Maintenance Agreement with an unaffiliated third party which requires the Company to place into escrow approximately $1,040,000 to fund the development of the software necessary for the Company to commence its business plan. Should the Company be unsuccessful in obtaining the funds necessary to meet the escrow requirements by September 15, 1997, the Web Site Development and Maintenance Agreement shall terminate and the contractural relationship between the parties will end. Accordingly, the Company would have to explore other avenues of developing its business plan.

 Global has entered into an Agreement and Plan of Reorganization with First Entertainment Incorporated (First Entertainment) whereby, through an exchange of securities, the Company will become a majority owned subsidiary of First Entertainment (See Note 9). First Entertainment is a publicly traded entity whose auditors modified their latest report citing an uncertainty of First Entertainment to continue in existence as a going concern.

 The Company's business plan encompasses creating software aimed at developing a virtual casino to provide gambling on the Internet. There are no assurances that the Company will receive the necessary permits and or licenses from the various federal, state, local or international authorities that will allow the Company to commence and implement its business plan. (See Note 9)

 There can be no assurance that the Company's business will develop as anticipated by management or that additional financing will be available. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might result if the Company is unable to continue as a going concern.

2. Summary of Significant Accounting Policies

   Cash and Cash Equivalents

 For purposes of the statement of cash flows, the Company considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents.


   Property and Equipment

 Property and equipment are stated at cost and are depreciated using the straight line method over the estimated useful lives of five years.

 Expenditures for maintenance and repairs are charged directly to the appropriate operating account at the time the expense is incurred. Expenditures determined to represent additions and betterments are capitalized.

   Capitalized Software Costs

 Pursuant to Statement of Financial Accounting Standards No. 86, Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed, issued by the Financial Accounting Standards Board, the Company is required to capitalized certain software development and production costs once technological feasibility has been achieved. The cost of purchased software is capitalized when related to a product which has achieved technological feasibility or that has an alternative future use. The Company records all costs incurred to establish the technological feasibility of computer software to be sold, leased or otherwise marketed as research and development costs. For the periods ended December 31, 1996 and April 30, 1997, the Company did not capitalized any software development costs.

   Impairment of Long-Lived Assets

 Management of the Company periodically reviews the carrying value of long-lived assets for potential impairment by comparing the carrying value of those assets with their related, expected future net cash flows. Should the sum of the related, expected future net cash flows be less than the carrying value, management would determine whether an impairment loss should be recognized. An impairment loss would be measured by the amount by which the carrying value of the asset exceeds the future discounted cash flows.

   Income Taxes

 Deferred income taxes are reported using the liability method. Deferred tax assets are recognized for deductible temporary differences and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.


   Net Loss Per Common Share

 The net loss per common share is based on the weighed average number of common shares outstanding during the periods, including the common stock equivalents resulting from dilutive stock options. No common stock equivalents are included in the computation of net loss per share as these equivalents are antidilutive.

   Stock Options

 In October 1995 the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock-Based Compensation. This new standard defines a fair value based method for accounting for an employee stock option or similar equity instrument. This statement gives entities a choice of recognizing related compensation expense by adopting the new fair value method or to continue to measure compensation using the intrinsic value approach under Accounting Principles Board (APB) Opinion No. 25, the former standard. If the former standard for measurement is elected, SFAS No. 123 requires supplemental disclosure to show the effects of using the new measurement criteria. The Company intends to use the measurement prescribed by APB Opinion No. 25, and accordingly, this pronouncement will not affect the Company's financial position or results of operations.

   Use of Estimates in the Preparation of Financial Statements

 The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   Fair Value of Financial Statements

 The carrying amounts of financial instruments, consisting of cash and cash equivalents, approximates fair value as of December 31, 1996 and April 30, 1997, because of the relatively short maturity of these instruments. The carrying value of the convertible note payable approximates fair value as of December 31, 1996 and April 30, 1997, based upon market prices for the same or similar debt issues.

3. Property and Equipment

 Property and equipment, consisting solely of office equipment, had a net book value of $0 and $2,670 at December 31, 1996 and April 30, 1997, respectively.

 Depreciation expense for the periods ended December 31, 1996 and April 30, 1997 was $0 and $250, respectively.


4.  Convertible Note

 During the period ended December 31, 1996, the Company received, from time to time, advances from Global amounting to $325,000. Subsequently in February 1997, the Company executed a Convertible Promissory Note (the Convertible
Note) with Global.  The Convertible Note bears interest at 10%, is due
October 31, 1997 and is without collateral. Global can elect to convert the principal and any accrued and unpaid interest into common stock of the Company at the greater of the current market price of the Company's stock or $.25.

 In February 1997, the Company received an additional $32,000 from Global and added this amount to the outstanding balance of the convertible note with the same terms and conditions.

 Interest expense charged to operations for the periods ended December 31, 1996 and April 30, 1997, was $6,000 and $11,000, respectively.

5. Related Parties

 During the period ended December 31, 1996, the Company paid $6,125 in consulting fees to an entity in which an officer, director and stockholder is a principal.

 During the periods ended December 31, 1996 and April 30, 1997, the Company incurred legal fees to two individuals, one who is a stockholder and or who is an officer and stockholder totaling $89,978 and $688, respectively.

 The Company has entered into employment agreements with two individuals one who is an officer, director and stockholder and one who is an officer and stockholder. The employment agreement with the President and Chief Executive Officer is for a period of ten years from September 1, 1996, and calls for monthly payments in the amount of $10,000 until the Company achieves profitability, at which point his compensation shall be increased to $15,000. In the event that his salary is deferred, he is entitled to receive additional compensation equal to 5% interest on the deferred amount. In connection with the execution of this agreement, this individual received 50,000 stock options to acquire shares of the Company's common stock at an exercise price of $.25 per share.

 The other employment agreement with the Vice President and Secretary is for a period of three years from September 1, 1996, and calls for monthly payments in the amount of $7,000. In the event that his salary is deferred, he is entitled to receive additional compensation equal to 5% interest on the deferred amount. In connection with the execution of this agreement, this individual received 50,000 stock options to acquire shares of the Company's common stock at an exercise price of $.25 per share.

 The Company has not paid any amounts to these individuals pursuant to their employment contracts. At December 31, 1996 and April 30, 1997, the Company recorded salary expense, and a corresponding liability totaling, $68,000 and $136,000, respectively.



6.  Commitment and Contingency

   Commitment

 The Company has entered into a Web Site Development and Maintenance Agreement with an unaffiliated third party to develop a virtual Internet casino. The Web Site Development and Maintenance Agreement was amended in November 1996 and subsequently in March 1997.

 The March 1997 amendment requires escrow payments to be made in the amount of $1,039,840 payable as follows: $346,613 at the execution of the March 1997 amendment, $346,613 upon the commencement of work as evidenced by written notice from the unaffiliated third party that work has commenced; and, $346,613 at the completion of the initial phase. If the escrow is funded after March 25, 1997 but before June 16, 1997, the cost of the initial phase will be increased 5%. If the escrow is funded after June 16, 1997 but before September 15, 1997, the cost of the initial phase will be increased 10%. If the escrow is not funded on or before September 15, 1997, the Web Site Development and Maintenance Agreement shall terminate and the contractual relationship between the parties will end.

   Contingency

 During 1995 and 1996, Global and certain officers and directors of Global received requests for information from the U.S. Securities and Exchange Commission (SEC) related to an investigation begun by the SEC during 1994 into various matters, including certain transactions in securities by Global and one of its officers and directors. On January 13, 1997, Global was notified that the SEC staff intends to recommend that the Commission bring an action against Global and two of its former officers and directors for alleged violations of securities laws. Global has begun informal negotiations with the SEC staff but there can be no assurance as to the final outcome of the investigation or the impact, if any, on the operations of the Company.

7. Stockholders' Deficiency

   Preferred stock

 The Company is authorized to issue 5,000,000 shares of its $.01 par value preferred stock. The shares may be issued in such series and with such preferences as may be determined by the Board of Directors. No preferred shares have been issued by the Company.

 Common stock

 During the period ended December 31, 1996, the Company received $14,925 in cash and issued 2,985,000 shares ($.005 per share) of its common stock.

   Stock Option Plan

 The Company established the 1996 Stock Option Plan (the Plan) and reserved up to 750,000 shares to be issued pursuant to the Plan. Under the Plan, stock option can be granted at prices not less than 100% of the fair market value of the Company's stock at the date of grant. Options are exercisable for a period of five years.

7.  Stockholders' Deficiency, continued

   Stock Option Plan, continued

  Option information is as follows:

Options outstanding, June 4, 1996 (inception)
Granted                                             450,000

Options outstanding, December 31, 1996
 and April 30, 1997                                 450,000
===========================================================
Option exercise prices                              $   .25
===========================================================
Exercisable options                                 450,000
===========================================================
Weighted average exercise price                     $   .25
===========================================================
Options available for future grant                  300,000
============================================================

8. Income Taxes

At April 30, 1997, the Company has net operating loss carryforwards, for federal income tax purposes of approximately $432,000 expiring in 2012.

When more than a 50% change in ownership occurs, over a three year period, as defined, the Tax Reform Act of 1986 limits the utilization of net operating loss (NOL) carryforwards in the year following the change in ownership. Therefore, it is possible that the Company's utilization of its NOL carryforwards may be partially reduced as a result of future changes in stock ownership due to the proposed Agreement and Plan of Reorganization discussed in Note 9. No determination has been made as of April 30, 1997 as to what implications, if any, there will be in net operating loss carryforwards of the Company.

9.  Subsequent Event

In May 1997, Global entered into an Agreement and Plan of Reorganization with First Entertainment whereby Global would exchange 1,500,000 (86%) shares of the Company's commons stock that it owns and the $357,000 convertible note that Global holds for 30,000 shares of First Entertainment Class B Convertible Preferred Stock and 1,500,000 warrants. The warrants shall be for a period of five years from the date of issuance and will be exercisable at $1.25 per share.

The Agreement and Plan of Reorganization allows other stockholders of the Company to exchange their shares at a different exchange rate. Each share tendered by stockholders other than Global, shall be exchanged for one warrant that is exerciable for a five year period at $1.25 per share.

The Agreement and Plan of Reorganization is subject to the approval of the stockholders of the Company and First Entertainment.


Closing of the Transaction.

The transaction was closed on May 3, 1997, with the approval of the Boards of Directors of both the Company and Internet. The Board of the Company has submitted this transaction to the shareholders of the Company for ratification and approval of the completed transaction.

Votes Required.

The Board of Directors of the Company is proposing that the shareholders of the Company ratify and approve the transaction which closed on May 3, 1997. This vote must be approved by the affirmative vote of the record holders of a majority of the outstanding shares of the Company's quorum present in person or by proxy at the Meeting. All common shareholders of record as of July 18, 1997, which does not include the new shareholders from the acquisition, will be authorized to vote. The Acquisition has been approved by the holders of a majority of the outstanding capital shares of Internet.

Board of Director Recommendations.

The Board of Directors of the Company has unanimously approved the Agreement, and believes that the Acquisition is in the best interests of the Company's shareholders and unanimously recommends that the shareholders vote to ratify and approve the Acquisition.

INCREASE IN AUTHORIZED COMMON SHARES

The Company proposes to amend its Articles of Incorporation to authorize the issuance of up to 50,000,000 Common Shares, all with $0.008 par value. This amendment is required to have enough shares available for the shareholders of Internet to convert their Class B preferred shares, if they so chose, under the definitive agreement of May 3, 1997.

The present Articles of Incorporation of the Company only provide for the issuance of up to 6,250,000 Common Shares. No specific classes or preferences of the Common Shares are authorized nor are any contemplated by this proposed amendment. All newly authorized Common Shares will be of the same class as the present Common Shares. This Amendment will have no effect on the number of authorized Preferred Shares, which will remain the same under the Company's Articles of Incorporation. The issuance of these Common Shares could be used as an anti-takeover measure and could have the effect of preventing those who will not control the Company from mounting an effort to do so. Although the issuance of Common Shares could be used for this purpose, this is not the intention of the Company in proposing the authorization of Common Shares.

At the present time, the Company's primary purpose to authorize the increase in the number of Common Shares is to have additional securities for equity offerings or acquisitions. As the Company expands, there will be need for additional capital, and the management of the Company believes that it is in the best interests of the Company and its shareholders to have the option to issue additional Common Shares as an added avenue to raise capital. The Company has an ongoing need for additional capital and wants to have as much flexibility as possible in creating programs for raising such capital. The Company's management believes that the additional Common Shares will be an important step in developing that flexibility. This is an added but only secondary reason for the proposal to authorize an increase in the number of Common Shares to 50,000,000 shares. In addition, the Company would have common shares available for potential acquisitions. This resolution requires the affirmative vote of a majority of the issued and outstanding shares of the Company. The Board of Directors recommends that shareholders vote FOR the resolution.

RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

The Company has appointed the Company's present independent public accountants, BDO Seidman, LLP for the fiscal year ended December 31, 1997. This appointment will be submitted to the shareholders for ratification at the Meeting.

The submission of the appointment of BDO Seidman, LLP is not required by law or the bylaws of the Company. The Board of Directors is nevertheless submitting it to the shareholders to ascertain their views. If the shareholders do not ratify the appointment, the selection of other independent public accountants will be considered by the Board of Directors. To be adopted, the resolution requires the affirmative vote of a majority of the shares voting at the meeting. The Board of Directors recommends a vote FOR the resolution.

OTHER MATTERS

As of the date of this Proxy Statement, the Company's management has no knowledge of any business, other than previously described herein, which should be presented for consideration at the meeting. In the event that any other business is presented at the meeting, it is intended that the persons named in the enclosed Proxy will have authority to vote such Proxy in accordance with their best judgment on such business.

SHAREHOLDER PROPOSALS

According to Rule 14a-8 under the Securities Exchange Act of 1934, a shareholder may require that certain proposals suggested by shareholders be voted on at a shareholders meeting. Information concerning such proposals must be submitted to the Company for inclusion in its proxy statement. Such proposals for inclusion in the Company's proxy materials relating to the next Annual Meeting of the Company must be received by the Company not later than December 31, 1997.


ANNUAL REPORT TO SHAREHOLDERS

The Company's Annual Report to Shareholders, including financial statements, has been mailed with these materials to all shareholders of record. Any shareholder who has not received a copy of such Annual Report may obtain a copy by writing to the Company. Such Annual Report is not to be treated as part of the proxy solicitation material, nor as having been incorporated by reference.

SOLICITATION OF PROXIES

The cost of solicitation will be borne by the Company. The Company will reimburse brokerage firms and other custodians, nominees, and fiduciaries for reasonable expenses incurred by them in sending proxy material to the beneficial owners of common stock. In addition to solicitation by mail, directors, officers, and regular employees of the Company may solicit Proxies personally or by telegraph or telephone, without additional compensation.

NOTICE TO BANKS, BROKERS/DEALERS, VOTING TRUSTEES, AND THEIR NOMINEES

Please advise the Company, in care of its corporate address, whether any other persons are the beneficial owners of the shares of common stock for which Proxies are being solicited from you, and, if so, the number of copies of the Proxy Statement, and other soliciting materials, you wish to receive in order to supply copies to the beneficial owners of shares.


                                             FIRST ENTERTAINMENT, INC.


                                By:             A.B. Goldberg
                                                President

Dated: July 22, 1997


FIRST ENTERTAINMENT, INC.
1380 Lawrence Street, Suite 1400
Denver, Colorado 80204


NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON AUGUST 25, 1997


TO OUR SHAREHOLDERS:

Notice is hereby given that a Special Meeting of Shareholders (the Meeting) of FIRST ENTERTAINMENT, INC. (the Company), a Colorado corporation, will be held at the Comedy Works, 1226 15th Street, Denver, Colorado, on August 25, 1997, at 10:00 a.m., local time, for the purposes set forth herein. A Proxy Card and a Proxy Statement for the Meeting are enclosed.

The Meeting is for the purpose of considering and acting upon:

1. The election of three (3) directors to the Board of Directors of the Company, to serve until their resignation or removal from office, or until their respective successors are elected and qualified;

2. The ratification and approval of the Company's prior acquisition of Global Internet Corporation, a Delaware corporation;

3. Approval to amend the Company's Articles of Incorporation to increase the number of authorized common shares from 6,250,000 shares at $.008 par value to 50,000,000 shares at $.008 par value

4. The ratification of BDO Seidman, LLP as the Company's auditors for the fiscal year ended December 31, 1997; and

5. Consideration of any matters which may properly come before the Meeting, or any adjournment thereof. At this time, the Board of Directors is not aware of any other business to come before the Meeting.

Any action may be taken on any one of the foregoing proposals at the Meeting on the date specified above or on any date or dates to which the Meeting may be adjourned. Only shareholders of record as of the close of business on July 18, 1997 are entitled to notice of and to vote at the Meeting. The stock transfer books of the Company will remain open. There is printed on the following pages a Proxy Statement to which your attention is invited. Please read it carefully.

You are requested to fill in and sign the enclosed form of Proxy which is solicited by the Board of Directors and to mail it promptly in the enclosed envelope. The Proxy will not be used if you attend and vote at the Meeting in person.




                                     By Order of the Board of Directors



                                    A.B. Goldberg
                                    President
Denver, Colorado
July 22, 1997


YOU ARE CORDIALLY INVITED TO ATTEND THE SPECIAL MEETING. IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED REGARDLESS OF THE NUMBER YOU OWN. EVEN IF YOU PLAN TO BE PRESENT, YOU ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE ENCLOSED POSTAGE PREPAID, ADDRESSED ENVELOPE. IF YOU ATTEND THIS MEETING, YOU MAY VOTE EITHER IN PERSON OR BY YOUR PROXY. ANY PROXY GIVEN MAY BE REVOKED BY YOU IN WRITING OR IN PERSON AT ANY TIME PRIOR TO THE EXERCISE THEREOF.

PROXY

FIRST ENTERTAINMENT, INC.
1380 Lawrence Street, Suite 1400
Denver, Colorado 80204

PROXY FOR SPECIAL MEETING OF SHAREHOLDERS
OF FIRST ENTERTAINMENT,  INC.

THE UNDERSIGNED hereby appoints and constitutes A.B. Goldberg as his true and lawful agents and proxy, with full power of substitution and revocation, to attend, represent and to vote the shares of common stock of the undersigned at the Special Meeting of Shareholders, to be held at the Comedy Works, 1226 15th Street, Denver, Colorado, on August 25, 1997, at 10:00 a.m., local time, for the purposes set forth in the accompanying Notice of Special Meeting of Shareholders and at any adjournment thereof, and on all matters coming before said meeting.

Management recommends a vote FOR items 1, 2, 3, 4, and 5, and SHARES WILL BE SO VOTED UNLESS YOU INDICATE OTHERWISE:

1. Approval of the following individuals to serve on the Board of Directors:

A.B. Goldberg             FOR             AGAINST         ABSTAIN
Dr. Nick Catalano         FOR             AGAINST         ABSTAIN
Dr. Theodore Jacobs, M.D. FOR             AGAINST         ABSTAIN

2. The ratification and approval of the Company's prior acquisition of Global Internet Corporation, a Delaware corporation;

                 FOR          AGAINST           ABSTAIN

3. Approval to amend the Company's Articles of Incorporation to increase the number of authorized common shares from 6,250,000 shares at $.008 par value to 50,000,000 shares at $.008 par value
                FOR           AGAINST           ABSTAIN

4. The ratification of BDO Seidman, LLP as the Company's auditors for the fiscal year ended December 31, 1997; and

               FOR            AGAINST           ABSTAIN

5. Consideration of any matters which may properly come before the Meeting, or any adjournment thereof. At this time, the Board of Directors is not aware of any other business to come before the Meeting.

              FOR            AGAINST           ABSTAIN




Dated:                             , 1997



(Printed Name of Shareholder)

(Signature of Shareholder)

This Proxy Must Be Signed Exactly As Your Name Appears On Your Stock Certificate. Executors, Administrators, Trustees, Etc., Should Give Full Title As Such. If The Signer Is A Corporation, Please Sign Full Corporate Name By Duly Authorized Officer.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY. THE FAILURE TO CHECK A BLOCK WILL BE TAKEN AS A VOTE FOR THE PROPOSITION.